                                                                     EXHIBIT 4.1

                                    FORM OF
                          CERTIFICATE OF DESIGNATIONS
                     PREFERENCES, RIGHTS AND LIMITATIONS OF

                        SERIES C MANDATORILY CONVERTIBLE
                           REDEEMABLE PREFERRED STOCK

                                       OF

                                  MATTEL, INC.

                                ---------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

          The undersigned, _________________, ___________ of Mattel, Inc., a
Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolution has been duly adopted by the Directors of the Corporation:

               RESOLVED, that pursuant to the authority expressly granted to and vested in the Directors of the Corporation (the "Directors") by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there hereby is created, out of the 3,000,000 shares of Preferred Stock of the Corporation authorized in Article Fourth of the Restated Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation consisting of 772,800 shares, which series shall have the following voting powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating optional and other rights, and the qualifications, limitations and restrictions, set forth in the Restated Certificate of Incorporation which are applicable to the Preferred Stock):

          SECTION I. DESIGNATION AND SIZE OF ISSUE; RANKING. A. The designation of the series of preferred stock shall be "Series C Mandatorily Convertible Redeemable Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be _____________ shares.

          B. Any share of Series C Preferred Stock which at any time has been redeemed for, or converted into, shares of Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock") or otherwise reacquired by the Corporation shall, after such redemption, conversion or other acquisition, resume the status of authorized and unissued shares of preferred stock, par value $1.00 per share, of the Corporation (the "Preferred Stock"), without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

          C. The shares of Series C Preferred Stock shall rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with the Corporation's Series B Voting Convertible Exchangeable Preferred Stock (the "Series B Preferred") and any future Preferred Stock issued by the Corporation after the date of this Certificate of Designations that by its terms ranks pari passu with the Series C Preferred Stock.

          SECTION II. DIVIDENDS. A. The holders of record of the shares of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cash dividends ("Dividends") from the date of the issuance of the shares of Series C Preferred Stock accruing at the rate per share of $10.3125 per annum or $2.5781 per quarter, for each share of Series C Preferred Stock, payable quarterly in arrears, on each January 1; April 1; July 1 and October 1 (each a "Dividend Payment Date") or, if any such date is not a business day (as defined herein), the Dividend due on such Dividend Payment Date shall be paid on the next succeeding business day; provided, however, that, with respect to any dividend
                         --------  -------
period during which a redemption occurs, the Corporation may, at its option, declare accrued Dividends to, and pay such Dividends on, the date fixed for redemption, in which case such Dividends shall be payable in cash to the holders of the shares of Series C Preferred Stock as of the record date for such dividend payment and shall not be included in the calculation of the related Call Price (as defined herein). The first dividend shall be paid on the first Dividend Payment Date subsequent to the issuance of the Series C Preferred Stock in connection with the merger of Tyco Toys, Inc. with and into the Company. Dividends on shares of Series C Preferred Stock shall be cumulative and shall accumulate from the date of original issuance of the Series C Preferred Stock. Dividends on shares of Series C Preferred Stock shall cease to accrue on and after the Mandatory Conversion Date (as defined herein) or on and after the date of the earlier conversion or redemption of the Series C Preferred

Stock, as the case may be. Dividends shall be payable to holders of record as they appear on the stock register of the Corporation on such record dates, not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends payable on shares of Series C Preferred Stock for any period less than a full quarterly dividend period (or, in the case of the first Dividend, from the date of initial issuance of the shares of Series C Preferred Stock to but excluding the first Dividend Payment
Date) shall be computed on the basis of a 360-day year of twelve 30-day month and the actual number of days elapsed in any period less than one month. Dividends shall accrue on a daily basis whether or not there are funds of the Corporation legally available for the payment of such dividends and whether or not such Dividends are declared. Accrued but unpaid Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Dividends.

          B. As long as shares of Series C Preferred Stock are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of Common Stock or any other capital stock of the Corporation ranking junior to the shares of Series C Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation (collectively, the "Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) shall be paid or declared in cash or otherwise, nor shall any other distribution be made (other than a distribution payable to Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock unless (i) full dividends on Preferred Stock (including the shares of Series C Preferred Stock) that does not constitute Junior Stock (such Preferred Stock being "Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any Parity Preferred Stock.

          C. As long as any shares of Series C Preferred Stock are outstanding, no shares of any Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any, of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such purchase, redemption or other acquisition to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Corporation has paid or set aside all amounts, of any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Corporation is not in default on any of its obligations to redeem any Parity Preferred Stock.

          D. As long as any shares of Series C Preferred Stock are outstanding, dividends or other distributions may not be declared or paid on any Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and the Corporation may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith), unless either: (i) (a) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Parity Preferred Stock dividend, distribution, purchase redemption or other acquisition payment to the extent such dividends are cumulative; (b) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (c) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (d) the Corporation is not in default on any of its obligations to redeem any Parity Preferred Stock; or (ii) with respect to the payment of dividends only, any such dividends shall be declared and paid pro rata so that the amounts of any dividends declared and paid per share of Series C Preferred Stock and each other share of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of Series C Preferred Stock and such other shares of Parity Preferred Stock bear to each other.

          SECTION III. CONVERSION OR REDEMPTION. A. Unless previously either redeemed by the Corporation or converted at the option of the holder in accordance with the provisions of Section III(C), on July 1, 2000 (the "Mandatory Conversion Date") each outstanding share of Series C Preferred Stock shall mandatorily convert (the "Mandatory Conversion") into (i) shares of authorized Common Stock at the Mandatory Conversion Rate (as defined herein) in effect on the Mandatory Conversion Date and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends on such share of Series C Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date) to but excluding the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the right of the Corporation to redeem the shares of Series C Preferred Stock on or after July 1, 1999 (the "First Call Date") and before the Mandatory Conversion Date and the conversion of the shares of Series C Preferred Stock at the option of the holder at any time before the Mandatory Conversion Date. The "Mandatory Conversion Rate" shall initially be [the product of 27.775 and the Exchange Ratio] shares of Common Stock for each share of Series C Preferred Stock and shall be subject to adjustment as set forth in Sections III(D) and III(E). Shares of Series C Preferred Stock shall cease to be outstanding on the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the shares of Series C Preferred Stock, and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of certificates representing the shares of Series C Preferred Stock; provided,
                                                                     --------
that the Corporation shall give the holders of the shares of Series C Preferred Stock such notice of any such actions as the Corporation deems appropriate and upon surrender such holders shall be entitled to receive such dividends declared and paid, if any, on such shares of Common Stock subsequent to the Mandatory Conversion Date.

          B. (i) Shares of Series C Preferred Stock are not redeemable by the Corporation before the First Call Date. At any time and from time to time on or after that date until immediately before the Mandatory Conversion Date, the Corporation shall have the right to redeem, in whole or in part, the outstanding shares of Series C Preferred Stock (subject to the notice provisions set forth in Section III(B)(iii)). Upon any such redemption, the Corporation shall deliver to each holder thereof, in exchange for each such share of Series C Preferred Stock subject to redemption, the greater of:

     (a) the number of shares of Company Common Stock equal to the quotient of
     (1) the applicable Call Price (as defined below) in effect on the redemption date, divided by (b) the Current Market Price of the Mattel Common Stock, determined as of the trading day immediately preceding the Notice Date (as defined below); or

     (b) a number of shares of Company Common Stock equal to [the product of
     20.4925 and the Exchange Ratio] (the "Optional Rate").

Dividends on the shares of Series C Preferred Stock shall cease to accrue on and after the date fixed for their redemption.

          The "Call Price" of each share of Series C Preferred Stock shall be the sum of (x) $127.575 on and after the First Call Date, to and including September 30, 1999; $126.925 on and after October 1, 1999, to and including December 1, 1999; $126.30 on and after January 1, 2000, to and including March 31, 2000; $126.65 on and after April 1, 2000, to and including May 31, 2000; and $125.000 on and after June 1, 2000, to and including June 30, 2000; and (y) all accrued and unpaid Dividends thereon to but not including the date fixed for redemption (other than previously declared Dividends payable to a holder of record as of a prior date). If fewer than all of the outstanding shares of Series C Preferred Stock are to be called for redemption, the shares of Series C Preferred Stock to be called for redemption shall be selected by the Corporation by lot or on a pro rata basis (as nearly as may be) from the outstanding shares of Series C Preferred Stock not previously called for redemption or by any other method determined by the Board of Directors in its sole discretion to be equitable.

          (ii) The term "Current Market Price" per share of the Common Stock on any date of determination means the lesser of (x) the average of the Closing Prices (as defined herein) of the Common Stock for the 15 consecutive Trading Days ending on and including such date of determination, or (y) the Closing Price of the Common Stock on such date of determination; provided, however, that
                                                         --------  -------
with respect to any redemption of shares of Series C Preferred Stock, if any event resulting in an adjustment of the Mandatory Conversion Rate occurs during the period beginning on the first day of such 15-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

          (iii) The Corporation shall provide notice of any redemption of the shares of Series C Preferred Stock to holders of record of the shares of Series C Preferred Stock to be called for redemption not less than 15 nor more than 60 days before the date fixed for redemption. Any such notice shall be provided by mail, sent to the holders of record of the shares of Series C Preferred Stock to be called at each such holder's address as it appears on the stock register of the Corporation, first class postage prepaid; provided, however, that failure to
                                              --------  -------
give such notice or any defect therein shall not affect the validity of the proceeding for redemption of any shares of Series C Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give such notice or whose notice was defective. A public announcement of any call for redemption shall be made by the Corporation before, or at the time of, the mailing of such notice of redemption. The term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption of the shares of Series C Preferred Stock means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of the notice to the holders of shares of Series C Preferred Stock, in each case pursuant to this Section III(B)(iii).

          Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable:

               (a)  the redemption date;

               (b) that all outstanding shares of Series C Preferred Stock are to be redeemed or, in the case of a redemption of fewer than all outstanding shares of Series C Preferred Stock, the number of such shares held by such holder to be redeemed;

               (c) the Call Price, the number of shares of Common Stock deliverable upon the redemption of each share of Series C Preferred Stock to be redeemed and the Current Market Price used to calculate much number of shares of Common Stock;

               (d) the place or places where certificates for shares of Series C Preferred Stock are to be surrendered for redemption; and

               (e) that dividends on the shares of Series C Preferred Stock to be redeemed shall cease to accrue on and after such redemption date (except as otherwise provided herein).

          (iv) The Corporation's obligation to deliver shares of Common Stock and provide funds (in lieu of fractional share amounts) upon redemption in accordance with this Section III(B) shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York, New York and having (or such affiliate having) a combined capital and surplus of at least $50,000,000 according to its last payable statement of condition, or shall set aside or make other reasonable provision for the issuance of, such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this Section III(B) upon the occurrence of the related redemption of shares of Series C Preferred Stock and for the payment of cash in lieu of the issuance of fractional share amounts, in trust for the account of the holders of such shares of Series C Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon redemption of the shares of Series C Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of two years from such redemption date shall be repaid and released to the Corporation, after which the holder or holders of such shares of Series C Preferred Stock so called for redemption shall look only to the Corporation for delivery of shares of Common Stock and the payment of any other funds due in connection with the redemption of the shares of Series C Preferred Stock.

          (v) Each holder of shares of Series C Preferred Stock called for redemption must surrender the certificates evidencing such shares (properly endorsed or assigned for transfer if the Board of Directors shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable pursuant to this Section III(B) following such surrender and following the date of such redemption. In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption shall have been given, and if on the date fixed for redemption shares of Common Stock and funds necessary for the redemption shall have been irrevocably either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor) or deposited with a bank or trust company or an affiliate thereof as provided herein or the Corporation shall have made other reasonable provision therefor, then, notwithstanding that the certificates evidencing any shares of Series C Preferred Stock so called for redemption shall not have been surrendered, the shares represented thereby so called for redemption shall be deemed no longer outstanding and Dividends with respect to the shares so called for redemption and all rights with respect to the shares so called for redemption shall forthwith on and after such date cease and terminate (unless the Corporation defaults on the payment of the redemption price), except for (a) the rights of the holders to receive the shares of Common Stock and funds, if any, payable pursuant to the Section III(B), without interest, upon surrender of their certificates therefor and (b) the right of the holders, pursuant to Section III(C), to convert the shares of Series C Preferred Stock called for redemption until immediately before the close of business on any redemption date; provided,
                                                                       --------
however, that holders of shares of Series C Preferred Stock at the close of
-------
business on a record date for any payment of Dividends shall be entitled to receive the Dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares following such record date and before the Dividend Payment Date. Holders of shares of Series C Preferred Stock that are redeemed shall not be entitled to receive dividends declared and paid on the shares of Common Stock payable therefor pursuant to this Section III(B), and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such shares of Series C Preferred Stock and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to such redemption date.

          C. Shares of Series C Preferred Stock are convertible, in whole or in part, at the option of the holder thereof ("Optional Conversion"), at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at the Optional Rate (a rate of [the product of 20.4925 and the Exchange Ratio] shares of Common Stock for each share of Series C Preferred Stock), subject to adjustment as set forth below. The right of Optional Conversion of shares of Series C Preferred Stock called for redemption shall terminate immediately before the close of business on any redemption date with respect to such shares.

          Optional Conversion of shares of Series C Preferred Stock may be effected by delivering certificates evidencing such shares of Series C Preferred Stock, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, cash payment of an amount equal to the Dividend attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for the shares of Series C Preferred Stock or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Optional Rate in effect at such time and on such date.

          Holders of shares of Series C Preferred Stock at the close of business on a record date for any declared Dividends shall be entitled to receive such Dividend on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of such shares of Series C Preferred Stock following such record date and before such Dividend Payment Date. However, shares of Series C Preferred Stock surrendered for Optional Conversion after the close of business on a record date for any declared Dividend and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the Dividends payable on such date that are attributable to the current quarterly dividend period (unless such shares of Series C Preferred Stock are subject to redemption on a redemption date between such record date established for such Dividend Payment Date and such actual Dividend Payment
Date). Except as provided above, the Corporation shall make no payment of or allowance for unpaid Dividends, whether or not in arrears, on such shares of Series C Preferred Stock as to which Optional Conversion has been effected or for previously declared dividends or distributions on the shares of Common Stock issued upon Optional Conversion.

          D. The Mandatory Conversion Rate and the Optional Rate are each subject to Adjustment from time to time as provided below in this paragraph (D).

          (i) If the Corporation shall pay a stock dividend or make a distribution with respect to its Common Stock in shares of Common Stock (including by way of reclassification of any shares of its Common Stock), the Mandatory Conversion Rate and the Optional Rate in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall each be increased by multiplying such Mandatory Conversion Rate and Optional Rate by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, immediately before such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or other distribution, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, immediately before such dividend or distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this clause (i) the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury.

          (ii) In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, the Mandatory Conversion Rate and the Optional Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall each be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Mandatory Conversion Rate and the Optional Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall each be proportionately reduced, such increased or reductions, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (iii) If the Corporation shall, after the date of this Certificate of Designations, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding ___ days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock on the record date for the determination of shareholders entitled to receive such rights or warrants, then in each case the Mandatory Conversion Rate and the Optional Rate shall each be adjusted by multiplying the Mandatory Conversion Rate and the Optional Rate in effect on such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately before such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately before such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Shares of Common Stock held by the Corporation or by another corporation of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Corporation shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such right or warrants, the Mandatory Conversion Rate and the Optional Rate shall each be readjusted to the Mandatory Conversion Rate and the Optional Rate which would then be in effect had the adjustments made after the issuance of such rights or warrants been made upon the basis of issuance of rights or warrants in respect of only the number of shares of Common Stock actually delivered.

          (iv) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock consisting of evidences of its indebtedness, cash or other assets (including shares of capital stock of the Corporation other than Common Stock but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as defined herein) and dividends referred to in clauses (i) and (ii) above) or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (iii) above), then in each such case, the Mandatory Conversion Rate and the Optional Rate shall each be adjusted by multiplying the Mandatory Conversion Rate and the Optional Rate in effect on the record date for such dividend or distribution or for the determination of shareholders entitled to receive such rights or warrants, as the case may be, by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on such record date, and of which the denominator shall be such Current Market Price per share of Common Stock less either (a) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) on such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock, or (b) if applicable, the amount of the Extraordinary Cash Distribution. Such adjustment shall become effective on the opening of business on the business day next following the record date for such dividend or distribution or for the determination of holders entitled to receive such rights or warrants, as the case may be. The term "Extraordinary Cash Distribution" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the Common Stock during such period (other than cash dividend and cash distributions for which prior adjustment to the Mandatory Conversion Rate and Optional Rate was previously made) to the extent such dividends and distributions exceed, on a per share of Common Stock basis, 10% of the average daily Closing Price of the Common Stock over such period.

          (v) Any shares of Common Stock issuable in payment of a dividend or other distribution shall be deemed to have been issued immediately before the close of business on the record date for such dividend or other distribution for purposes of calculating the number of outstanding shares of Common Stock under this Section III.

          (vi) Anything in this Section III notwithstanding, the Corporation shall be entitled (but shall not be required) to make such upward adjustments in the Mandatory Conversion Rate, the Optional Rate and the Call Price in addition to those set forth by this Section III, as the Corporation, in its sole discretion, shall determine to be advisable, in order that any stock dividends, subdivision of stock, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its shareholders shall not be taxable.

          (vii) In any case in which this Section III(D) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to Section III(A) or redemption pursuant to Section III(B), on and after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to
Section IV until after the occurrence of such event.

          (viii) All adjustments to the Mandatory Conversion Rate and the Optional Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Mandatory Conversion Rate or in the Optional Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however,
                                 --------  -------
that any adjustments which by reason of this Section III(D) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Mandatory Conversion Rate and Optional Rate shall be made successively.

          (ix) Before taking any action that would result in an adjustment affecting the Mandatory Conversion Rate or the Optional Rate such that the conversion price (for purposes of this Section, an amount equal to the Call Price divided by the Mandatory Conversion Rate or the Optional Rate, respectively, as in effect from time to time) would be below the then par value of the Common Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Mandatory Conversion Rate or the Optional Rate as so adjusted.

          (x) Before redeeming any shares of Series C Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon such redemption.

          E. In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of any entity into the Corporation (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property (a "Transaction"), then each share of Series C Preferred Stock will, after consummation of such Transaction, be entitled to be converted (i) on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such Transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such share of Series C Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date), (ii) upon redemption by the Corporation on any redemption date in exchange for the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such share of Series C Preferred Stock immediately before consummation of such Transaction (assuming that, if the Notice Date for such redemption is not before such Transaction, the Notice Date had been the date of such Transaction; and assuming in each case that such holder of share of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares)) or (iii) at the option of the holder, into the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately before consummation of such Transaction. The kind and amount of securities into or for which the shares of Series C Preferred Stock will be convertible or redeemable after consummation of such Transaction will be subject to adjustment as described in Section III(D) following the date of consummation of such Transaction.

          F. Whenever the Mandatory Conversion Rate and the Optional Rate are adjusted as provided in Section III(D), the Corporation shall: (i) forthwith compute the adjusted Mandatory Conversion Rate and Optional Rate in accordance with this Section III and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Corporation setting forth the adjusted Mandatory Conversion Rate and the Optional Rate, the method of calculations thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and shall file such certificate forthwith with the transfer agent for the shares of Series C Preferred Stock and the Common Stock, and (ii) promptly mail a notice stating that the Mandatory Conversion Rate and the Optional Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Mandatory Conversion Rate and Optional Rate, to the holders of record of the outstanding shares of Series C Preferred Stock.

          G. In case, at any time while any of the shares of Series C Preferred Stock are outstanding, (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, excluding any cash dividends other than Extraordinary Cash Distributions; (ii) the Corporation shall authorize the issuance to all holders of the Common Stock of rights or warrants to subscribe for or purchase shares of the Common Stock or of any other subscription rights or warrants; or (iii) the Corporation shall enter into or authorize the entry into any Transaction; then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series C Preferred Stock, and shall cause to be mailed to the holders of shares of Series C Preferred Stock at their last addresses as they shall appear on the stock register of the Corporation, at least 10 business days before the date hereinafter specified in clause (A) or (B) below (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such Transaction is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock or securities or other property (including cash), if any, deliverable upon such Transaction. The failure to give or receive the notice required by the paragraph (G) or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant of other action.

          SECTION IV. NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon redemption or conversion of any the shares of the Series C Preferred Stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of the Series C Preferred Stock of any holder that are redeemed or converted on any redemption date or upon Mandatory Conversion or Optional Conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock, determined as of the Notice Date, in the case of redemption by the Corporation, or the trading day immediately preceding (i) the Mandatory Conversion Date, in the case of a Mandatory Conversion, or (ii) the effective date of conversion, in the case of an Optional Conversion by the holder. If more than one share of Series C Preferred Stock shall be surrendered for conversion or redemption at one time by or for the same holder the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered or redeemed.

          SECTION V. RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion or redemption of shares of the Series C Preferred Stock, as herein provided, free from preemptive rights, such maximum number of shares of Common stock as shall from time to time be issuable upon the Mandatory Conversion or Optional Conversion or redemption of all the shares of Series C Preferred Stock then outstanding.

          SECTION VI.  DEFINITIONS.  As used in this Certificate of
Designations:

          (i) The term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close;

          (ii) The term "Closing Price", on any day, shall mean the last sale price as shown on the New York Stock Exchange Composite Tape on such day, or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices of the Common Stock on the Nasdaq, or, if the Common Stock is not included on Nasdaq, any interdealer quotation system or any comparable system, or if not available in such manner, as furnished by any New York Stock Exchange member firm selected in good faith from time to time by the Board of Directors for that purpose;

          (iii) The term "record date" shall be such date as from time to time fixed by the Board of Directors with respect to the receipt of dividends, the receipt of a redemption price upon redemption or the taking of any action or exercise of any voting right permitted hereby; and

          (iv) The term "Trading Day" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

          SECTION VII. PAYMENT OF TAXES. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of shares of Series C Preferred Stock pursuant to Section III; provided, however, that the Corporation shall not be
                         --------  -------
required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of shares of Series C Preferred Stock redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the period requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          SECTION VIII. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of Series C Preferred Stock are entitled to receive the sum of $125 per share, plus an amount equal to any accrued and unpaid Dividends thereon, out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other capital stock ranking junior to the shares of Series C Preferred Stock upon liquidation, dissolution, or winding up. If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation are insufficient to permit the payment of the full preferential amounts payable with respect to the shares of Series C Preferred Stock and all other series of Parity Preferred Stock, the holders of shares of Series C Preferred Stock and of all other series of Parity Preferred Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series C Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. A Transaction will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          SECTION IX. VOTING RIGHTS. A. The holders of shares of Series C Preferred Stock shall have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the holders of Common Stock. Each share of Series C Preferred Stock will be entitled to a number of votes equal to [the product of 25 and the Exchange Ratio]. The holders of shares of Series C Preferred Stock and the holders of Common Stock shall vote together as one class on such matters except as otherwise provided by law or by the Articles of Incorporation.

          B. In the event that the equivalent of six quarterly dividends payable on the Series C Preferred Stock shall be in arrears, the number of directors of the Corporation will be increased by two and the holders of shares of Series C Preferred Stock shall have the exclusive right, voting separately and as a class, with each share of Series C Preferred Stock entitled to 20 votes, to elect the two additional directors (the "Series C Preferred Stock Directors"). Such right shall continue until all dividends in arrears and dividends in full for the currently quarterly period have been paid or declared and set apart for payment. The term of office of any director elected by the holders of shares of Series C Preferred Stock will terminate on the earlier of
(i) the next annual meeting of shareholders at which a successor has been elected and qualified or (ii) the termination of the right of holders of shares of Series C Preferred Stock to elect the Series C Preferred Stock Directors.

          C. The Corporation shall not, without the approval of the holders of at least 66-2/3 percent of the shares of Series C Preferred Stock then outstanding: (i) amend, alter, or repeal any of the provisions of the Restated Certificate of Incorporation or By-Laws of the Corporation so as to affect adversely the powers, preferences or rights of the holders of shares of Series C Preferred Stock then outstanding or reduce the minimum time for any required notice to which the holders of shares of Series C Preferred Stock then outstanding may be entitled (an amendment of the Restated Certificate of Incorporation to authorize or create, or to increase the authorized amount of, Common Stock or other Junior Stock or any stock of any class ranking on a parity with the Series C Preferred Stock being deemed not to affect adversely the powers, preferences or rights of the holders of the shares of Series C Preferred Stock); (ii) authorize or create, or increase the authorized amount of, any stock of any class, or any security convertible into capital stock of any class, ranking prior to the Series C Preferred Stock either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (iii) merge or consolidate with or into any other corporation, unless each holder of shares of Series C Preferred Stock immediately preceding such merger or consolidation receives or continues to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the shares of Series C Preferred Stock so held as contemplated by Section III(E); or (iv) voluntarily dissolve, liquidate or wind up the affairs of the Corporation.

          D. The Corporation shall not, without the approval of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding:
(i) increase the authorized number of shares of Preferred Stock; or (ii) create any other class or classes of capital stock of the Corporation ranking on a parity with the Preferred Stock, either as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of such other class ranking on a parity with the Preferred Stock, or increase the authorized number of shares of any such other class or amount of such other stock or security.

          E. Notwithstanding the provisions set forth in Sections IX(C) and IX(D) no such approval described therein of the holders of the shares of Series C Preferred Stock shall be required if, at or before the time when such amendment, alteration or repeal is to take effect or when the authorization, creation, increase or issuance of any such prior or parity stock or convertible security is to be made, or when such consolidation or merger, voluntary liquidation, dissolution or winding up, sale, lease, conveyance, purchase or redemption is to take effect, as the case may be, provision is made for the redemption of all shares of Series C Preferred Stock at the time outstanding.

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested this _____ day of _____________, 1997.


                              MATTEL, INC.


                              By:__________________________________
                                 Name:
                                 Title:

Attest:


------------------------------
Name:
Title: